Exhibit 3.2

Statuten von Transocean Ltd. vom 4. Dezember 2011

Articles of Association of Transocean Ltd. as of December 4, 2011

		Abschnitt 1: Firma, Sitz, Zweck und Dauer der Gesellschaft			Section 1: Name, Place of Incorporation, Purpose and Duration of the Company

		Artikel 1			Article 1

Firma, Sitz		Unter der Firma Transocean Ltd. (die Gesellschaft) besteht eine Aktiengesellschaft mit Sitz in Steinhausen, Kanton Zug, Schweiz.	Name, Place of Incorporation		Under the name Transocean Ltd. (the Company) there exists a corporation with its place of incorporation in Steinhausen, Canton of Zug, Switzerland.

Zweck		Artikel 2	Purpose		Article 2

1

Zweck der Gesellschaft ist der Erwerb, das Halten, die Verwaltung, die Verwertung und die Veräusserung von Beteiligungen an Unternehmen im In- und Ausland, ob direkt oder indirekt, insbesondere an Unternehmen, die im Bereich der Erbringung von Dienstleistungen für Offshore Öl-und Gasbohrungen, einschliesslich Management Dienstleistungen, Bohringenieurs- und Bohr-Projekt Management-Dienstleistungen für Öl-und Gasbohrungen, sowie von Öl- und Gas-Exploration und -Produktionsaktivitäten tätig sind, sowie die Finanzierung dieser Aktivitäten. Die Gesellschaft kann Grundstücke und gewerbliche Schutzrechte im In- und Ausland erwerben, halten, verwalten, belasten und verkaufen.

1

The purpose of the Company is to acquire, hold, manage, exploit and sell, whether directly or indirectly, participations in businesses in Switzerland and abroad, in particular in businesses that are involved in offshore contract drilling services for oil and gas wells, oil and gas drilling management services, drilling engineering services and drilling project management services and oil and gas exploration and production activities, and to provide financing for this purpose. The Company may acquire, hold, manage, mortgage and sell real estate and intellectual property rights in Switzerland and abroad.

	2	Die Gesellschaft kann alle Tätigkeiten ausüben und Massnahmen ergreifen, die geeignet erscheinen, den Zweck der Gesellschaft zu fördern, oder die mit diesem zusammenhängen.		2	The Company may engage in all types of transactions and may take all measures that appear appropriate to promote the purpose of the Company or that are related thereto.

		Artikel 3			Article 3

Dauer		Die Dauer der Gesellschaft ist unbeschränkt.	Duration		The duration of the Company is unlimited.

		Abschnitt 2: Aktienkapital			Section 2: Share Capital

		Artikel 4			Article 4

Aktienkapital

Das Aktienkapital der Gesellschaft beträgt CHF 5’477’029’470, eingeteilt in 365’135’298 voll liberierte Namenaktien. Jede Namenaktie hat einen Nennwert von CHF 15 (jede Namenaktie nachfolgend bezeichnet als Aktie bzw. die Aktien).

Share Capital

The share capital of the Company is CHF 5,477,029,470 and is divided into 365,135,298 fully paid registered shares. Each registered share has a par value of CHF 15 (each such registered share hereinafter a Share and collectively the Shares).

		Artikel 5			Article 5

Genehmigtes Kapital	1	Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 13. Mai 2013 im Maximalbetrag von CHF 557’205’855 durch Ausgabe von höchstens 37’147’057 vollständig zu liberierenden Aktien mit einem Nennwert von je CHF 15 zu erhöhen. Eine Erhöhung (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig.	Authorized Share Capital	1

The Board of Directors is authorized to increase the share capital, at any time until May 13, 2013, by a maximum amount of CHF 557,205,855 by issuing a maximum of 37,147,057 fully paid up Shares with a par value of CHF 15 each. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts shall be permissible.

	2	Der Verwaltungsrat legt den Zeitpunkt der Ausgabe, den Ausgabebetrag, die Art, wie die neuen Aktien zu liberieren sind, den Beginn der Dividendenberechtigung, die Bedingungen für die Ausübung der Bezugsrechte sowie die Zuteilung der Bezugsrechte, welche nicht ausgeübt wurden, fest. Nicht-ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt werden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.		2

The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new Shares have to be paid up, the date from which the Shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of preemptive rights that have not been exercised.  The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place such rights or Shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.

3

Der Verwaltungsrat ist ermächtigt, die Bezugsrechte der Aktionäre zu entziehen oder zu beschränken und einzelnen Aktionären oder Dritten zuzuweisen:

(a)                       wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder

(b)                      für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher Transaktionen oder die Finanzierung von neuen Investitionsvorhaben der Gesellschaft; oder

(c)                       zum Zwecke der Erweiterung des Aktionärskreises in bestimmten Finanz- oder Investoren-Märkten, zur Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Kotierung von neuen Aktien an inländischen oder ausländischen Börsen; oder

(d)                      für die Einräumung einer Mehrzuteilungsoption (Greenshoe) von bis zu 20% der zu platzierenden oder zu verkaufenden Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs; oder

(e)                       für die Beteiligung von Mitgliedern des Verwaltungsrates, Mitglieder der Geschäftsleitung, Mitarbeitern, Beauftragten, Beratern oder anderen Personen, die für die Gesellschaft oder eine ihrer Tochtergesellschaften Leistungen erbringen; oder

(f)                         wenn ein Aktionär oder eine Gruppe von in gemeinsamer Absprache handelnden Aktionären mehr als 15% des im Handelsregister eingetragenen  Aktienkapitals der Gesellschaft auf sich vereinigt hat, ohne den übrigen Aktionären ein vom Verwaltungsrat empfohlenes Übernahmeangebot zu unterbreiten; oder zur

3

The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to individual shareholders or third parties:

(a)                       if the issue price of the new Shares is determined by reference to the market price; or

(b)                      for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of the Company; or

(c)                       for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new Shares on domestic or foreign stock exchanges; or

(d)                      for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of Shares in a placement or sale of Shares to the respective initial purchaser(s) or underwriter(s); or

(e)                       for the participation of members of the Board of Directors, members of the executive management, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its subsidiaries; or

(f)                         following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 15% of the share capital registered in the commercial register without having submitted to the other shareholders a takeover offer recommended by the Board of Directors, or for the defense of an actual, threatened or potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent

Abwehr eines unterbreiteten, angedrohten oder potentiellen Übernahmeangebotes, welches der Verwaltungsrat, nach Konsultation mit einem von ihm beigezogenen unabhängigen Finanzberater, den Aktionären nicht zur Annahme empfohlen hat, weil der Verwaltungsrat das Übernahmeangebot in finanzieller Hinsicht gegenüber den Aktionären nicht als fair beurteilt hat.

					financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the Board of Directors has not found the takeover bid to be financially fair to the shareholders.

	4	Die neuen Aktien unterliegen den Eintragungsbeschränkungen in das Aktienbuch von Artikel 7 und 9 dieser Statuten.		4	The new Shares shall be subject to the limitations for registration in the share register pursuant to Articles 7 and 9 of these Articles of Association.

		Artikel 6			Article 6

Bedingtes Aktienkapital	1

Das Aktienkapital kann sich durch Ausgabe von höchstens 167’617’649 voll zu liberierenden Aktien im Nennwert von je CHF 15 um höchstens CHF 2’514’264’735 erhöhen durch:

(a)                       die Ausübung von Wandel-, Tausch-, Options-, Bezugs- oder ähnlichen Rechten auf den Bezug von Aktien (nachfolgend die Rechte), welche Dritten oder Aktionären in Verbindung mit auf nationalen oder internationalen Kapitalmärkten neu oder bereits begebenen Anleihensobligationen, Optionen, Warrants oder anderen Finanzmarktinstrumenten oder neuen oder bereits bestehenden vertraglichen Verpflichtungen der Gesellschaft, einer ihrer Gruppengesellschaften oder einer deren Rechtsvorgänger eingeräumt werden (nachfolgend zusammen die mit Rechten verbundenen Obligationen); und/oder

(b)                      die Ausgabe von Aktien oder mit Rechten verbundenen Obligationen an Mitglieder des Verwaltungsrates, Mitglieder der Geschäftsleitung, Arbeitnehmer, Beauftragte, Berater oder anderen Personen, welche Dienstleistungen für die

			Conditional Share Capital	1

The share capital may be increased in an amount not to exceed CHF 2,514,264,735 through the issuance of up to 167,617,649 fully paid-up Shares with a par value of CHF 15 per Share through:

(a)                       the exercise of conversion, exchange, option, warrant or similar rights for the subscription of Shares (hereinafter the Rights) granted to third parties or shareholders in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of the Company, one of its group companies, or any of their respective predecessors (hereinafter collectively, the Rights-Bearing Obligations); and/or

(b)                      the issuance of Shares or Rights-Bearing Obligations granted to members of the Board of Directors, members of the executive management, employees, contractors, consultants or other persons providing services to the Company or its subsidiaries.

Gesellschaft oder ihre Tochtergesellschaften erbringen.

2	Bei der Ausgabe von mit Rechten verbundenen Obligationen durch die Gesellschaft, eine ihrer Gruppengesellschaften oder eine deren Rechtsvorgänger ist das Bezugsrecht der Aktionäre ausgeschlossen. Zum Bezug der neuen Aktien, die bei Ausübung von mit Rechten verbundenen Obligationen ausgegeben werden, sind die jeweiligen Inhaber der mit Rechten verbundenen Obligationen berechtigt. Die Bedingungen der mit Rechten verbundenen Obligationen sind durch den Verwaltungsrat festzulegen.	2

The preemptive rights of the shareholders shall be excluded in connection with the issuance of any Rights-Bearing Obligations by the Company, one of its group companies, or any of their respective predecessors.  The then-current owners of such Rights-Bearing Obligations shall be entitled to subscribe for the new Shares issued upon conversion, exchange or exercise of any Rights-Bearing Obligations.  The conditions of the Rights-Bearing Obligations shall be determined by the Board of Directors.

3

Der Verwaltungsrat ist ermächtigt, die Vorwegzeichnungsrechte der Aktionäre im Zusammenhang mit der Ausgabe von mit Rechten verbundenen Obligationen durch die Gesellschaft oder eine ihrer Gruppengesellschaften zu beschränken oder aufzuheben, falls (1) die Ausgabe zum Zwecke der Finanzierung oder Refinanzierung der Übernahme von Unternehmen, Unternehmensteilen, Beteiligungen oder Investitionen, oder (2) die Ausgabe auf nationalen oder internationalen Finanzmärkten oder im Rahmen einer Privatplatzierung erfolgt.

Wird das Vorwegzeichnungsrecht weder direkt noch indirekt durch den Verwaltungsrat gewährt, gilt Folgendes:

(a)                       Die mit Rechten verbundenen Obligationen sind zu den jeweils marktüblichen Bedingungen auszugeben oder einzugehen; und

(b)                      der Umwandlungs-, Tausch- oder sonstige Ausübungspreis der mit Rechten verbundenen Obligationen ist unter Berücksichtigung des Marktpreises im Zeitpunkt der Ausgabe der mit Rechten verbundenen Obligationen festzusetzen; und

3

The Board of Directors shall be authorized to withdraw or limit the advance subscription rights of the shareholders in connection with the issuance by the Company or one of its group companies of Rights-Bearing Obligations if (1) the issuance is for purposes of financing or refinancing the acquisition of an enterprise, parts of an enterprise, participations or investments or (2) the issuance occurs in national or international capital markets or through a private placement.

If the advance subscription rights are neither granted directly nor indirectly by the Board of Directors, the following shall apply:

(a)                       The Rights-Bearing Obligations shall be issued or entered into at market conditions; and

(b)                      the conversion, exchange or exercise price of the Rights-Bearing Obligations shall be set with reference to the market conditions prevailing at the date on which the Rights-Bearing Obligations are issued; and

(c)                       the Rights-Bearing Obligations may be converted, exchanged or exercised during a maximum period of 30 years from the date of the relevant issuance

		(c) die mit Rechten verbundenen Obligationen sind höchstens während 30 Jahren ab dem jeweiligen Zeitpunkt der betreffenden Ausgabe oder des betreffenden Abschlusses wandel-, tausch- oder ausübbar.			or entry.

	4

Bei der Ausgabe von Aktien oder mit Rechten verbundenen Obligationen gemäss Artikel 6 Absatz 1(b) dieser Statuten sind das Bezugsrecht wie auch das Vorwegzeichnungsrecht der Aktionäre der Gesellschaft ausgeschlossen. Die Ausgabe von Aktien oder mit Rechten verbundenen Obligationen an die in Artikel 6 Absatz 1(b) dieser Statuten genannten Personen erfolgt gemäss einem oder mehreren Beteiligungsplänen der Gesellschaft. Die Ausgabe von Aktien an die Artikel 6 Absatz 1(b) dieser Statuten genannten Personen kann zu einem Preis erfolgen, der unter dem Kurs der Börse liegt, an der die Aktien gehandelt werden, muss aber mindestens zum Nennwert erfolgen.

				4

The preemptive rights and advance subscription rights of the shareholders shall be excluded in connection with the issuance of any Shares or Rights-Bearing Obligations pursuant to Article 6 para 1(b) of these Articles of Association.  Shares or Rights-Bearing Obligations shall be issued to any of the persons referred to in Article 6 para 1(b) of these Articles of Association in accordance with one or more benefit or incentive plans of the Company.  Shares may be issued to any of the persons referred to in Article 6 para 1(b) of these Articles of Association at a price lower than the current market price quoted on the stock exchange on which the Shares are traded, but at least at par value.

	5	Die neuen Aktien, welche über die Ausübung von mit Rechten verbundenen Obligationen erworben werden, unterliegen den Eintragungsbeschränkungen in das Aktienbuch gemäss Artikel 7 und 9 dieser Statuten.		5

The new Shares acquired through the exercise of Rights-Bearing Obligations shall be subject to the limitations for registration in the share register pursuant to Articles 7 and 9 of these Articles of Association.

		Artikel 7			Article 7

Aktienbuch, Rechtsausübung, Eintragungsbe-schränkungen, Nominees	1	Die Gesellschaft oder von ihr beauftragte Dritte führen ein Aktienbuch. Darin werden die Eigentümer und Nutzniesser der Aktien sowie Nominees mit Namen und Vornamen, Wohnort, Adresse und Staatsangehörigkeit (bei juristischen Personen mit Firma und Sitz) eingetragen. Die Gesellschaft oder der von ihr mit der Aktienbuchführung beauftragte Dritte ist berechtigt, bei Eintragung im Aktienbuch von der antragstellenden Person einen angemessenen Nachweis seiner Berechtigung an den Aktien zu verlangen. Ändert eine im Aktienbuch eingetragene Person ihre Adresse, so hat sie dies dem	Share Register, Exercise of Rights, Restrictions on Registration, Nominees	1

The Company shall maintain, itself or through a third party, a share register that lists the surname, first name, address and citizenship (in the case of legal entities, the company name and company seat) of the holders and usufructuaries of the Shares as well as the nominees.  The Company or the third party maintaining the share register on behalf of the Company shall be entitled to request at the time of the entry into the share register from the Person requesting such entry appropriate evidence of that Person’s title to the Shares.  A person recorded in the share register shall notify the share registrar of any

Aktienbuchführer mitzuteilen. Solange dies nicht geschehen ist, gelten alle brieflichen Mitteilungen der Gesellschaft an die im Aktienbuch eingetragenen Personen als rechtsgültig an die bisher im Aktienbuch eingetragene Adresse erfolgt.

change in address.  Until such notification shall have occurred, all written communication from the Company to persons of record shall be deemed to have validly been made if sent to the address recorded in the share register.

	2	Ein Erwerber von Aktien wird auf Gesuch als Aktionär mit Stimmrecht im Aktienbuch eingetragen, vorausgesetzt, dass ein solcher Erwerber ausdrücklich erklärt, die Aktien im eigenen Namen und auf eigene Rechnung erworben zu haben. Der Verwaltungsrat kann Nominees, welche Aktien im eigenen Namen aber auf fremde Rechnung halten, als Aktionäre mit Stimmrecht im Aktienbuch der Gesellschaft eintragen. Die an den Aktien wirtschaftlich Berechtigten, welche die Aktien über einen Nominee halten, üben Aktionärsrechte mittelbar über den Nominee aus.		2

An acquirer of Shares shall be recorded upon request in the share register as a shareholder with voting rights; provided, however, that any such acquirer expressly declares to have acquired the Shares in its own name and for its own account, save that the Board of Directors may record nominees who hold Shares in their own name, but for the account of third parties, as shareholders of record with voting rights in the share register of the Company.  Beneficial owners of Shares who hold Shares through a nominee exercise the shareholders’ rights through the intermediation of such nominee.

	3	Der Verwaltungsrat kann nach Anhörung des eingetragenen Aktionärs dessen Eintragung im Aktienbuch als Aktionär mit Stimmrecht mit Rückwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche oder irreführende Angaben zustande gekommen ist. Der Betroffene muss über die Streichung sofort informiert werden.		3

After hearing the registered shareholder concerned, the Board of Directors may cancel the registration of such shareholder as a shareholder with voting rights in the share register with retroactive effect as of the date of registration, if such registration was made based on false or misleading information.  The relevant shareholder shall be informed promptly of the cancellation.

		Artikel 8			Article 8

Form der Aktien	1	Die Gesellschaft gibt Aktien in Form von Einzelurkunden, Globalurkunden oder Wertrechten aus. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Aktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln. Die Gesellschaft trägt die Kosten, die bei einer solchen Umwandlung anfallen.	Form of Shares	1

The Company may issue Shares in the form of individual certificates, global certificates or uncertificated securities. Subject to applicable law, the Company may convert the Shares from one form into another form at any time and without the approval of the shareholders. The Company shall bear all cost associated with any such conversion.

	2	Ein Aktionär hat keinen Anspruch auf Umwandlung von in bestimmter Form ausgegebenen Aktien in eine andere Form. Jeder Aktionär kann jedoch jederzeit die Ausstellung		2	A shareholder has no right to request a conversion of the Shares from one form into another form. Each shareholder may, however, at any time request a written attestation of

		einer Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Namenaktien verlangen.			the number of Shares held by it as reflected in the share register.

	3	Werden Bucheffekten im Auftrag der Gesellschaft oder des Aktionärs von einer Verwahrungsstelle, einem Registrar, Transfer Agenten, einer Trust Gesellschaft, Bank oder einer ähnlichen Gesellschaft verwaltet (die Verwahrungsstelle), so setzt Wirksamkeit gegenüber der Gesellschaft voraus, dass diese Bucheffekten und die damit verbundenen Rechte unter Mitwirkung der Verwahrungsstelle übertragen oder daran Sicherheiten bestellt werden.		3

If intermediated securities are administered on behalf of the Company or a shareholder by an intermediary, registrar, transfer agent, trust company, bank or similar entity (the Intermediary), any transfer or grant of a security interest in such intermediated securities and the appurtenant rights associated therewith, in order for such transfer or grant of a security interest to be valid against the Company, requires the cooperation of the Intermediary.

	4	Für den Fall, dass die Gesellschaft beschliesst, Aktienzertifikate zu drucken und auszugeben, müssen die Aktienzertifikate die Unterschrift von zwei zeichnungsberechtigten Personen tragen. Mindestens eine dieser Personen muss ein Mitglied des Verwaltungsrates sein. Faksimile-Unterschriften sind erlaubt.		4

If the Company decides to print and deliver share certificates, the share certificates shall bear the signatures of two duly authorized signatories of the Company, at least one of which shall be a member of the Board of Directors.  These signatures may be facsimile signatures.

		Artikel 9			Article 9

Rechtsausübung	1	Die Gesellschaft anerkennt nur einen Vertreter pro Aktie.	Exercise of Rights	1	The Company shall only accept one representative per Share.

	2	Stimmrechte und die damit verbundenen Rechte können der Gesellschaft gegenüber von einem Aktionär, Nutzniesser der Aktien oder Nominee jeweils nur im Umfang ausgeübt werden, wie dieser mit Stimmrecht im Aktienbuch eingetragen ist.		2

Voting rights and appurtenant rights associated therewith may be exercised in relation to the Company by a shareholder, usufructuary of Shares or nominee only to the extent that such person is recorded in the share register with the right to exercise his voting rights.

		Abschnitt 3: Gesellschaftsorgane A. Generalversammlung			Section 3: Corporate Bodies A. General Meeting of Shareholders

		Artikel 10			Article 10

Zuständigkeit		Die Generalversammlung ist das oberste Organ der Gesellschaft.	Authority		The General Meeting of Shareholders is the supreme corporate body of the Company.

		Artikel 11			Article 11

Ordentliche Generalver-sammlung

Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Schluss des Geschäftsjahres statt. Spätestens zwanzig Kalendertage vor der Versammlung sind der Geschäftsbericht und der Revisionsbericht den Aktionären am Gesellschaftssitz zur Einsicht aufzulegen. Jeder Aktionär kann verlangen, dass ihm unverzüglich eine Ausfertigung des Geschäftsberichts und des Revisionsberichts ohne Kostenfolge zugesandt wird. Die im Aktienbuch eingetragenen Aktionäre werden über die Verfügbarkeit des Geschäftsberichts und des Revisionsberichts durch schriftliche Mitteilung unterrichtet.

			Annual General Meeting

The Annual General Meeting shall be held each year within six months after the close of the fiscal year of the Company. The Annual Report and the Auditor’s Report shall be made available for inspection by the shareholders at the registered office of the Company no later than twenty calendar days prior to the Annual General Meeting.  Each shareholder is entitled to request prompt delivery of a copy of the Annual Report and the Auditor’s Report free of charge.  Shareholders of record will be notified of the availability of the Annual Report and the Auditor’s Report in writing.

		Artikel 12			Article 12

Ausser-ordentliche Generalversammlung	1	Ausserordentliche Generalversammlungen finden in den vom Gesetz vorgesehenen Fällen statt, insbesondere, wenn der Verwaltungsrat es für notwendig oder angezeigt erachtet oder die Revisionsstelle dies verlangt.	Extraordinary General Meetings	1	Extraordinary General Meetings shall be held in the circumstances provided by law, in particular when deemed necessary or appropriate by the Board of Directors or if so requested by the Auditor.

	2

Ausserdem muss der Verwaltungsrat eine ausserordentliche Generalversammlung einberufen, wenn es eine Generalversammlung so beschliesst oder wenn ein oder mehrere Aktionäre, welche zusammen mindestens den zehnten Teil des im Handelsregister eingetragenen Aktienkapitals vertreten, dies verlangen, unter der Voraussetzung, dass folgende Angaben gemacht werden: (a)(1) die Verhandlungsgegenstände, schriftlich unterzeichnet von dem/den antragstellenden Aktionär(en), (2) die Anträge sowie (3) der Nachweis der erforderlichen Anzahl der im Aktienbuch eingetragenen Aktien; und (b) die weiteren Informationen, die von der Gesellschaft nach den Regeln der U.S. Securities and Exchange Commission (SEC) in einem sog. Proxy Statement aufgenommen und veröffentlicht werden müssen.

				2

An Extraordinary General Meeting shall further be convened by the Board of Directors upon resolution of a General Meeting of Shareholders or if so requested by one or more shareholders who, in the aggregate, represent at least one-tenth of the share capital recorded in the Commercial Register and who submit (a)(1) a request signed by such shareholder(s) that specifies the item(s) to be included on the agenda, (2) the respective proposals of the shareholders and (3) evidence of the required shareholdings recorded in the share register and (b) such other information as would be required to be included in a proxy statement pursuant to the rules of the U.S. Securities and Exchange Commission (SEC).

		Artikel 13			Article 13

Einberufung	1

Die Generalversammlung wird durch den Verwaltungsrat, nötigenfalls die Revisionsstelle, spätestens 20 Kalendertage vor dem Tag der Generalversammlung einberufen. Die Einberufung erfolgt durch einmalige Bekanntmachung im Publikationsorgan der Gesellschaft gemäss Artikel 32 dieser Statuten. Für die Einhaltung der Einberufungsfrist ist der Tag der Veröffentlichung der Einberufung im Publikationsorgan massgeblich, wobei der Tag der Veröffentlichung nicht mitzuzählen ist. Die im Aktienbuch eingetragenen Aktionäre können zudem auf dem ordentlichen Postweg über die Generalversammlung informiert werden.

			Notice of Shareholders’ Meetings	1

Notice of a General Meeting of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditor, no later than twenty calendar days prior to the date of the General Meeting of Shareholders.  Notice of the General Meeting of Shareholders shall be given by way of a one-time announcement in the official means of publication of the Company pursuant to Article 32 of these Articles of Association.  The notice period shall be deemed to have been observed if notice of the General Meeting of Shareholders is published in such official means of publication, it being understood that the date of publication is not to be included for purposes of computing the notice period.  Shareholders of record may in addition be informed of the General Meeting of Shareholders by ordinary mail.

	2	Die Einberufung muss die Verhandlungsgegenstände sowie die Anträge des Verwaltungsrates und des oder der Aktionäre, welche die Durchführung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben, und bei Wahlgeschäften die Namen des oder der zur Wahl vorgeschlagenen Kandidaten enthalten.		2

The notice of a General Meeting of Shareholders shall specify the items on the agenda and the proposals of the Board of Directors and the shareholder(s) who requested that a General Meeting of Shareholders be held or an item be included on the agenda, and, in the event of elections, the name(s) of the candidate(s) that has or have been put on the ballot for election.

		Artikel 14			Article 14

Traktandierung	1	Jeder Aktionär kann die Traktandierung eines Verhandlungsgegenstandes verlangen. Das Traktandierungsbegehren muss mindestens 30 Kalendertage vor dem Jahrestag des sog. Proxy Statements der Gesellschaft, das im Zusammenhang mit der Generalversammlung im jeweiligen Vorjahr veröffentlicht und gemäss den anwendbaren SEC Regeln bei der SEC eingereicht wurde, schriftlich unter Angabe des Verhandlungsgegenstandes und der Anträge sowie unter Nachweis der erforderlichen Anzahl im Aktienbuch eingetragenen Aktien eingereicht werden. Falls das Datum	Agenda	1

Any shareholder may request that an item be included on the agenda of a General Meeting of Shareholders.  An inclusion of an item on the agenda must be requested in writing at least 30 calendar days prior to the anniversary date of the Company’s proxy statement in connection with the previous year’s General Meeting of Shareholders, as filed with the SEC pursuant to the applicable rules of the SEC, and shall specify in writing the relevant agenda items and proposals, together with evidence of the required shareholdings recorded in the share register; provided, however, that if the date of the General Meeting of der anstehenden Generalversammlung mehr als 30 Kalendertage vor oder nach dem Jahrestag der vorangegangenen Generalversammlung angesetzt worden ist, ist das Traktandierungsbegehren stattdessen spätestens 10 Kalendertage nach dem Tag einzureichen, an dem die Gesellschaft das Datum der Generalversammlung öffentlich bekannt gemacht hat.

Shareholders is more than 30 calendar days before or after such anniversary date, such request must instead be made at least by the 10th calendar day following the date on which the Company has made public disclosure of the date of the General Meeting of Shareholders.

	2	Zu nicht gehörig angekündigten Verhandlungsgegenständen können keine Beschlüsse gefasst werden. Hiervon ausgenommen sind jedoch der Beschluss über den in einer Generalversammlung gestellten Antrag auf (i) Einberufung einer ausserordentlichen Generalversammlung sowie (ii) Durchführung einer Sonderprüfung gemäss Artikel 697a des Schweizerischen Obligationenrechts (OR).		2

No resolution may be passed at a General Meeting of Shareholders concerning an agenda item in relation to which due notice was not given.  Proposals made during a General Meeting of Shareholders to (i) convene an Extraordinary General Meeting or (ii) initiate a special investigation in accordance with article 697a of the Swiss Code of Obligations (CO) are not subject to the due notice requirement set forth herein.

	3	Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedarf es keiner vorgängigen Ankündigung.		3	No prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.

		Artikel 15			Article 15

Vorsitz der Generalver-sammlung, Protokoll, Stimmenzähler	1	An der Generalversammlung führt der Präsident des Verwaltungsrates oder, bei dessen Verhinderung, der Vizepräsident oder eine andere vom Verwaltungsrat bezeichnete Person den Vorsitz.	Acting Chair, Minutes, Vote Counters	1	At the General Meeting of Shareholders the Chairman of the Board of Directors or, in his absence, the Vice-Chairman or any other person designated by the Board of Directors, shall take the chair.

	2	Der Vorsitzende der Generalversammlung bestimmt den Protokollführer und die Stimmenzähler, die alle nicht Aktionäre sein müssen. Das Protokoll ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen.		2

The acting chair of the General Meeting of Shareholders shall appoint the secretary and the vote counters, none of whom need be shareholders.  The minutes of the General Meeting of Shareholders shall be signed by the acting chair and the secretary.

	3	Der Vorsitzende der Generalversammlung hat sämtliche Leitungsbefugnisse, die für die ordnungsgemässe Durchführung der Generalversammlung nötig und		3	The acting chair of the General Meeting of Shareholders shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the General

		angemessen sind.			Meeting of Shareholders.

		Artikel 16			Article 16

Recht auf Teilnahme, Vertretung der Aktionäre

Jeder im Aktienbuch eingetragene Aktionär ist berechtigt, an der Generalversammlung und deren Beschlüssen teilzunehmen. Ein Aktionär kann sich an der Generalversammlung vertreten lassen, wobei der Vertreter nicht Aktionär sein muss. Der Verwaltungsrat regelt die Einzelheiten über die Vertretung und Teilnahme an der Generalversammlung in Verfahrensvorschriften.

Right to Participation and Representation

Each shareholder recorded in the share register is entitled to participate at the General Meeting of Shareholders and in any vote taken.  The shareholders may be represented by proxies who need not be shareholders.  The Board of Directors shall issue the particulars of the right to representation and participation at the General Meeting of Shareholders in procedural rules.

		Artikel 17			Article 17

Stimmrecht		Jede Aktie berechtigt zu einer Stimme. Das Stimmrecht untersteht den Bedingungen von Artikel 7 und 9 dieser Statuten.	Voting Rights		Each Share shall convey the right to one vote. The right to vote is subject to the conditions of Articles 7and 9 of these Articles of Association.

		Artikel 18			Article 18

Beschlüsse und Wahlen	1	Die Generalversammlung fasst Beschlüsse und entscheidet Wahlen, soweit das Gesetz oder diese Statuten es nicht anders bestimmen, mit der relativen Mehrheit der abgegebenen Aktienstimmen (wobei Enthaltungen, sog. Broker Nonvotes, leere oder ungültige Stimmen für die Bestimmung des Mehrs nicht berücksichtigt werden).	Resolutions and Elections	1

Unless otherwise required by law or these Articles of Association, the General Meeting of Shareholders shall take resolutions and decide elections upon a relative majority of the votes cast at the General Meeting of Shareholders (whereby abstentions, broker nonvotes, blank or invalid ballots shall be disregarded for purposes of establishing the majority).

	2	Die Generalversammlung entscheidet über die Wahl von Mitgliedern des Verwaltungsrates nach dem proportionalen Wahlverfahren, wonach diejenige Person, welche die grösste Zahl der abgegebenen Aktienstimmen für einen Verwaltungsratssitz erhält, als für den betreffenden Verwaltungsratssitz gewählt gilt. Aktienstimmen gegen einen Kandidaten, Stimmenthaltungen, sog. Broker Nonvotes, ungültige oder leere Stimmen haben für die Zwecke dieses Artikels 18 Abs. 2 keine Auswirkungen auf		2

The General Meeting of Shareholders shall decide elections of members of the Board of Directors upon a plurality of the votes cast at the General Meeting of Shareholders. A plurality means that the individual who receives the largest number of votes for a board seat is elected to that board seat.  Votes against any candidate, abstentions, broker nonvotes, blank or invalid ballots shall have no impact on the election of members of the Board of Directors under this Article 18 para. 2.

		die Wahl von Mitgliedern des Verwaltungsrates.

	3	Für die Abwahl von amtierenden Mitgliedern des Verwaltungsrates gilt das Mehrheitserfordernis gemäss Artikel 20 Abs. 2(e) sowie das Präsenzquorum von Artikel 21 Abs. 1(a).		3	For the removal of a serving member of the Board of Directors, the voting requirement set forth in Article 20 para. 2(e) and the presence quorum set forth in Article 21 para. 1(a) shall apply.

	4	Die Abstimmungen und Wahlen erfolgen offen, es sei denn, dass die Generalversammlung schriftliche Abstimmung respektive Wahl beschliesst oder der Vorsitzende dies anordnet. Der Vorsitzende kann Abstimmungen und Wahlen auch mittels elektronischem Verfahren durchführen lassen. Elektronische Abstimmungen und Wahlen sind schriftlichen Abstimmen und Wahlen gleichgestellt.		4

Resolutions and elections shall be decided by a show of hands, unless a written ballot is resolved by the General Meeting of Shareholders or is ordered by the acting chair of the General Meeting of Shareholders.  The acting chair may also hold resolutions and elections by use of an electronic voting system.  Electronic resolutions and elections shall be considered equal to resolutions and elections taken by way of a written ballot.

	5	Der Vorsitzende kann eine offene Wahl oder Abstimmung immer durch eine schriftliche oder elektronische wiederholen lassen, sofern nach seiner Meinung Zweifel am Abstimmungsergebnis bestehen. In diesem Fall gilt die vorausgegangene offene Wahl oder Abstimmung als nicht geschehen.		5

The chair of the General Meeting of Shareholders may at any time order that an election or resolution decided by a show of hands be repeated by way of a written or electronic ballot if he considers the vote to be in doubt.  The resolution or election previously held by a show of hands shall then be deemed to have not taken place.

		Artikel 19			Article 19

Befugnisse der Generalver-sammlung

Der Generalversammlung sind folgende Geschäfte vorbehalten:

(a)                        Die Festsetzung und Änderung dieser Statuten;

(b)                       die Wahl der Mitglieder des Verwaltungsrates und der Revisionsstelle;

(c)                        die Genehmigung des Jahresberichtes und der Konzernrechnung;

(d)                       die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende;

(e)                        die Entlastung der Mitglieder des Verwaltungsrates;

			Powers of the General Meeting of Shareholders

The following powers shall be vested exclusively in the General Meeting of Shareholders:

(a)                    The adoption and amendment of these Articles of Association;

(b)                   the election of the members of the Board of Directors and the Auditor;

(c)                    the approval of the Annual Report and the Consolidated Financial Statements;

(d)                   the approval of the Annual Statutory Financial Statements of the Company and the resolution on the allocation of profit shown on the Annual Statutory Balance Sheet, in particular the

(f)                          die Genehmigung eines Zusammenschlusses mit einem Nahestehenden Aktionär (gemäss der Definition dieser Begriffe in Artikel 35 dieser Statuten); und

(g)                       die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder ihr, vorbehältlich Artikel 716a OR, durch den Verwaltungsrat vorgelegt werden.

determination of any dividend;

(e)                    the discharge from liability of the members of the Board of Directors;

(f)                      the approval of a Business Combination with an Interested Shareholder (as each such term is defined in Article 35 of these Articles of Association); and

(g)                   the adoption of resolutions on matters that are reserved to the General Meeting of Shareholders by law, these Articles of Association or, subject to article 716a CO, that are submitted to the General Meeting of Shareholders by the Board of Directors.

		Artikel 20			Article 20

Besonderes Quorum	1

Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der an der Generalversammlung vertretenen Stimmen und die absolute Mehrheit der an der Generalversammlung vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:

(a)                        Die Ergänzung oder Änderung des Gesellschaftszweckes gemäss Artikel 2 dieser Statuten;

(b)                       die Einführung und Abschaffung von Stimmrechtsaktien;

(c)                        die Beschränkung der Übertragbarkeit der Aktien und die Aufhebung einer solche Beschränkung;

(d)                       die Beschränkung der Ausübung des Stimmrechts und die Aufhebung einer solchen Beschränkung;

(e)                        eine genehmigte oder bedingte Kapitalerhöhung;

(f)                          die Kapitalerhöhung (i) aus Eigenkapital, (ii) gegen Sacheinlage oder zwecks Sachübernahme oder (iii) die Gewährung von besonderen Vorteilen;

			Special Vote	1

The approval of at least two-thirds of the votes and the absolute majority of the par value of Shares, each as represented at a General Meeting of Shareholders, shall be required for resolutions with respect to:

(a)                    The amendment or modification of the purpose of the Company as described in Article 2 of these Articles of Association;

(b)                   the creation and the cancelation of shares with privileged voting rights;

(c)                    the restriction on the transferability of Shares and the cancelation of such restriction;

(d)                   the restriction on the exercise of the right to vote and the cancelation of such restriction;

(e)                    an authorized or conditional increase in share capital;

(f)                      an increase in share capital (i) through the conversion of capital surplus, (ii) through contribution in kind or for purposes of an acquisition of assets, or (iii) the granting of special

(g)                       die Einschränkung oder Aufhebung des Bezugsrechts;

(h)                       die Verlegung des Sitzes der Gesellschaft;

(i)                          die Umwandlung von Namen- in Inhaberaktien und umgekehrt; und

(j)                      die Auflösung der Gesellschaft.

privileges;

(g)                   the limitation on or withdrawal of preemptive rights;

(h)                   the relocation of the registered office of the Company;

(i)                       the conversion of registered shares into bearer shares and vice versa; and

(j)                   the dissolution of the Company.

2	Ein Beschluss der Generalversammlung, der mindestens zwei Drittel aller stimmberechtigten Aktien auf sich vereinigt, ist erforderlich für:	2	The approval of at least two-thirds of the Shares entitled to vote shall be required for:

	(a) Jede Änderung von Artikel 14 Abs. 1 dieser Statuten;		(a) Any change to Article 14 para. 1 of these Articles of Association;

	(b) jede Änderung von Artikel 18 dieser Statuten;		(b) any change to Article 18 of these Articles of Association;

	(c) jede Änderung dieses Artikels 20 Abs. 2;		(c) any change to this Article 20 para. 2;

	(d) jede Änderung von Artikel 21, 22, 23 oder 24 dieser Statuten; und		(d) any change to Article 21, 22, 23 or 24 of these Articles of Association; and

	(e) die Abwahl eines amtierenden Mitglieds des Verwaltungsrates.		(e) a resolution with respect to the removal of a serving member of the Board of Directors.

3

Zusätzlich zu etwaigen gesetzlich bestehenden Zustimmungserfordernissen ist ein Beschluss der Generalversammlung mit einer Mehrheit, die mindestens die Summe von: (i) zwei Drittel aller stimmberechtigten Aktien; zuzüglich (ii) einer Zahl von stimmberechtigten Aktien, die einem Drittel der von Nahestehenden Aktionären (wie in Artikel 35 dieser Statuten definiert) gehaltenen Aktienstimmen entspricht, auf sich vereinigt, erforderlich für (1) jeden Zusammenschluss der Gesellschaft mit einem Nahestehenden Aktionär innerhalb eines Zeitraumes von drei Jahren, seitdem diese Person zu einem Nahestehenden Aktionär wurde, (2) jede

3

In addition to any approval that may be required under applicable law, the approval of a majority at least equal to the sum of: (i) two-thirds of the Shares entitled to vote; plus (ii) a number of Shares entitled to vote that is equal to one-third of the number of Shares held by Interested Shareholders (as defined in Article 35 of these Articles of Association), shall be required for the Company to (1) engage in any Business Combination with an Interested Shareholder for a period of three years following the time that such Person became an Interested Shareholder, (2) amend Article 19(f) of these Articles of Association or (3) amend this

Änderung von Artikel 19(f) dieser Statuten oder (3) jede Änderung von Artikel 20 Abs. 3 dieser Statuten (einschliesslich der dazugehörigen Definitionen in Artikel 35 dieser Statuten). Das im vorangehenden Satz aufgestellte Zustimmungserfordernis ist jedoch nicht anwendbar falls:

Article 20 para. 3 of these Articles of Association (including any of the definitions pertaining thereto as set forth in Article 35 of these Articles of Association); provided, however, that the approval requirement in the preceding sentence shall not apply if:

(a)                        der Verwaltungsrat, bevor diese Person zu einem Nahestehenden Aktionär wurde, entweder den Zusammenschluss oder eine andere Transaktion genehmigte, als Folge derer diese Person zu einem Nahestehenden Aktionär wurde;

(a)                        Prior to such time that such Person became an Interested Shareholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such Person becoming an Interested Shareholder;

(b)                       nach Vollzug der Transaktion, als Folge derer diese Person zu einem Nahestehenden Aktionär wurde, der Nahestehende Aktionär mindestens 85% der unmittelbar vor Beginn der betreffenden Transaktion allgemein stimmberechtigten Aktien hält, wobei zur Bestimmung der Anzahl der allgemein stimmberechtigten Aktien (nicht jedoch zur Bestimmung der durch den Nahestehenden Aktionär gehaltenen Aktien) folgende Aktien nicht zu berücksichtigen sind: Aktien, (x) welche von Personen gehalten werden, die sowohl Verwaltungsrats- wie Geschäftsleitungsmitglieder sind, und (y) welche für Mitarbeiteraktienpläne reserviert sind, soweit die diesen Plänen unterworfenen Mitarbeiter nicht das Recht haben, unter Wahrung der Vertraulichkeit darüber zu entscheiden, ob Aktien, die dem betreffenden Mitarbeiteraktienplan unterstehen, in einem Übernahme- oder Austauschangebot angedient werden sollen oder nicht;

(b)                       upon consummation of the transaction which resulted in such Person becoming an Interested Shareholder, the Interested Shareholder Owned at least 85% of the Shares generally entitled to vote at the time the transaction commenced, excluding for purposes of determining such number of Shares then in issue (but not for purposes of determining the Shares Owned by the Interested Shareholder), those Shares Owned (x) by Persons who are both members of the Board of Directors and officers of the Company and (y) by employee share plans in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange offer;

(c) eine Person unbeabsichtigterweise zu einem Nahestehenden Aktionär wird und (x) das Eigentum an einer genügenden Anzahl Aktien sobald als möglich veräussert, so dass sie nicht	(c) a Person becomes an Interested Shareholder inadvertently and (x) as soon as practicable divests itself of Ownership of sufficient Shares so that such Person ceases to be an Interested mehr länger als Nahestehender Aktionär qualifiziert und (y) zu keinem Zeitpunkt während der drei dem Zusammenschluss zwischen der Gesellschaft und dieser Person unmittelbar vorangehenden Jahren als Nahestehender Aktionär gegolten hätte, ausgenommen aufgrund des unbeabsichtigten Erwerbs der Eigentümerschaft.

Shareholder and (y) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Person, have been an Interested Shareholder but for the inadvertent acquisition of Ownership;

(d)                       der Zusammenschluss vor Vollzug oder Verzicht auf und nach öffentlicher Bekanntgabe oder der nach diesem Abschnitt erforderlichen Mitteilung (was auch immer früher erfolgt) eine(r) beabsichtigten Transaktion vorgeschlagen wird, welche (i) eine der Transaktionen im Sinne des zweiten Satzes dieses Artikels 20 Abs. 3(d) darstellt; (ii) mit oder von einer Person abgeschlossen wird, die entweder während den letzten drei Jahren kein Nahestehender Aktionär war oder zu einem Nahestehenden Aktionär mit der Genehmigung des Verwaltungsrates wurde; und (iii) von einer Mehrheit der dannzumal amtierenden Mitglieder des Verwaltungsrates (aber mindestens einem) genehmigt oder nicht abgelehnt wird, die entweder bereits Verwaltungsratsmitglieder waren, bevor in den drei vorangehenden Jahren irgendeine Person zu einem Nahestehenden Aktionär wurde, oder die auf Empfehlung einer Mehrheit solcher Verwaltungsratsmitglieder als deren Nachfolger zur Wahl vorgeschlagen wurden. Die im vorangehenden Satz erwähnten beabsichtigen Transaktionen sind auf folgende beschränkt: (x) eine Fusion oder andere Form des Zusammenschlusses der Gesellschaft (mit Ausnahme einer Fusion, welche keine Genehmigung durch die Generalversammlung der Gesellschaft voraussetzt); (y) ein Verkauf, eine

(d)                       the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article 20 para. 3(d); (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election to succeed such Directors by a majority of such Directors.  The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Company (except for a merger in respect of which no vote of the Company’s shareholders is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-Owned subsidiary of the Company (other than to any direct or indirect

Vermietung oder Verpachtung, hypothekarische Belastung oder andere Verpfändung, Übertragung oder andere Verfügung (ob in einer oder mehreren Transaktionen), einschliesslich im Rahmen eines Tauschs, von Vermögenswerten der Gesellschaft oder einer direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird (jedoch nicht an eine direkt oder indirekt zu 100% gehaltene Konzerngesellschaft oder an die Gesellschaft), soweit diese Vermögenswerte einen Marktwert von 50% oder mehr entweder des auf konsolidierter Basis aggregierten Marktwertes aller Vermögenswerte der Gesellschaft oder des aggregierten Marktwertes aller dann ausgegebenen Aktien haben, unabhängig davon, ob eine dieser Transaktionen Teil einer Auflösung der Gesellschaft ist oder nicht; oder (z) ein vorgeschlagenes Übernahme- oder Umtauschangebot für 50% oder mehr der ausstehenden Stimmrechte der Gesellschaft. Die Gesellschaft muss Nahestehenden Aktionären sowie den übrigen Aktionären den Vollzug einer der unter (x) oder (y) des zweiten Satzes dieses Artikels 20 Abs. 3(d) erwähnten Transaktionen mindestens 20 Kalendertage vorher mitteilen.

wholly Owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued shares; or (z) a proposed tender or exchange offer for 50% or more of the voting shares then in issue.  The Company shall give not less than 20 days’ notice to all Interested Shareholders as well as to the other shareholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article 20 para. 3(d).

		Artikel 21			Article 21

Präsenzquorum	1	Die nachfolgend aufgeführten Angelegenheiten erfordern zum Zeitpunkt der Konstituierung der Generalversammlung ein Präsenzquorum von Aktionären oder deren Vertretern, welche mindestens zwei Drittel des im Handelsregister eingetragenen Aktienkapitals vertreten, damit die Generalversammlung beschlussfähig ist: (a) Die Beschlussfassung über die Abwahl eines amtierenden Verwaltungsratsmitglieds; und	Presence Quorum	1

The matters set forth below require that a quorum of shareholders of record holding in person or by proxy at least two-thirds of the share capital recorded in the Commercial Register are present at the time when the General Meeting of Shareholders proceeds to business:

(a)                   the adoption of a resolution to remove a serving Director; and

(b)                  the adoption of a resolution to amend, vary,

		(b) die Beschlussfassung, diesen Artikel 21 oder Artikel 18, 19(f), 20, 22, 23 oder 24 dieser Statuten zu ergänzen, zu ändern, nicht anzuwenden oder ausser Kraft zu setzen.			suspend the operation of, disapply or cancel this Article 21 or Articles 18, 19(f), 20, 22, 23 or 24 of these Articles of Association.

	2	Jede andere Beschlussfassung oder Wahl setzt zu ihrer Gültigkeit voraus, dass zum Zeitpunkt der Konstituierung der Generalversammlung zumindest die Mehrheit aller stimmberechtigten Aktien anwesend ist. Die Aktionäre können mit der Behandlung der Traktanden fortfahren, selbst wenn Aktionäre nach Bekanntgabe des Quorums durch den Vorsitzenden die Generalversammlung verlassen und damit weniger als das geforderte Präsenzquorum an der Generalversammlung verbleibt.		2

The adoption of any other resolution or election requires that at least a majority of all the Shares entitled to vote be represented at the time when the General Meeting of Shareholders proceeds to business.  The shareholders present at a General Meeting of Shareholders may continue to transact business, despite the withdrawal of shareholders from such General Meeting of Shareholders following announcement of the presence quorum at that meeting.

		B. Verwaltungsrat			B. Board of Directors

		Artikel 22			Article 22

Anzahl der Verwaltungs-räte		Der Verwaltungsrat besteht aus mindestens zwei und höchstens 12 Mitgliedern.	Number of Directors		The Board of Directors shall consist of no less than two and no more than 12 members.

		Artikel 23			Article 23

Amtsdauer	1

Die Verwaltungsräte werden vom Verwaltungsrat in drei Klassen aufgeteilt, welche als Klasse I, Klasse II und Klasse III bezeichnet werden. An jeder ordentlichen Generalversammlung soll jede Klasse Verwaltungsräte, deren Amtsdauer abläuft, für eine Amtsdauer von drei Jahren bzw. bis zur Wahl eines Nachfolgers in sein Amt gewählt werden. Der Verwaltungsrat legt die Reihenfolge der Wiederwahl fest, wobei die erste Amtszeit einer Klasse von Verwaltungsräten auch weniger als drei Jahre betragen kann. Für die Zwecke dieser Bestimmung ist unter einem Jahr der Zeitabschnitt zwischen zwei ordentlichen Generalversammlungen zu verstehen.

			Term of Office	1

The Board of Directors shall divide its members into three classes, designated Class I, Class II and Class III.  At each Annual General Meeting, each class of the members of the Board of Directors whose term shall then expire shall be elected to hold office for a three-year term or until the election of their respective successor in office. The Board of Directors shall establish the order of rotation, whereby the first term of office of members of a particular Class may be less than three years. For purposes of this provision, one year shall mean the period between two Annual General Meetings of Shareholders.

	2	Wenn ein Verwaltungsratsmitglied vor Ablauf seiner Amtsdauer aus welchen Gründen auch immer ersetzt wird,		2	If, before the expiration of his term of office, a Director should be replaced for whatever reason, the term of office

		endet die Amtsdauer des an seiner Stelle gewählten neuen Verwaltungsratsmitgliedes mit dem Ende der Amtsdauer seines Vorgängers.			of the newly elected member of the Board of Directors shall expire at the end of the term of office of his predecessor.

		Artikel 24			Article 24

Organisation des Verwaltungs-rates, Entschädigung	1	Der Verwaltungsrat wählt aus seiner Mitte einen Vorsitzenden. Er kann einen oder mehrere Vizepräsidenten wählen. Er bestellt weiter einen Sekretär, welcher nicht Mitglied des Verwaltungsrates sein muss. Der Verwaltungsrat regelt unter Vorbehalt der Bestimmungen des Gesetzes und dieser Statuten die Einzelheiten seiner Organisation in einem Organisationsreglement.	Organization of the Board, Remuneration	1

The Board of Directors shall elect from among its members a Chairman.  It may elect one or more Vice-Chairmen.  It shall further appoint a Secretary, who need not be a member of the Board of Directors.  Subject to applicable law and these Articles of Association, the Board of Directors shall establish the particulars of its organization in organizational regulations.

	2	Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz ihrer im Interesse der Gesellschaft aufgewendeten Auslagen sowie auf eine ihrer Tätigkeit und Verantwortung entsprechende Entschädigung, die der Verwaltungsrat auf Antrag eines Ausschusses des Verwaltungsrates festlegt.		2

The members of the Board of Directors shall be entitled to reimbursement of all expenses incurred in the interest of the Company, as well as remuneration for their services that is appropriate in view of their functions and responsibilities.  The amount of the remuneration shall be determined by the Board of Directors upon recommendation by a committee of the Board of Directors.

	3

Soweit gesetzlich zulässig, hält die Gesellschaft aktuelle und ehemalige Mitglieder des Verwaltungsrates und der Geschäftsleitung sowie deren Erben, Konkurs- oder Nachlassmassen aus Gesellschaftsmitteln für Schäden, Verluste und Kosten aus drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Untersuchungen zivil-, straf- oder verwaltungsrechtlicher oder anderer Natur schadlos, welche ihnen oder ihren Erben, Konkurs- oder Nachlassmassen entstehen aufgrund von tatsächlichen oder behaupteten Handlungen, Zustimmungen oder Unterlassungen im Zusammenhang mit der Ausübung ihrer Pflichten oder behaupteten Pflichten oder aufgrund der Tatsache, dass sie Mitglied des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft sind oder waren

				3

The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the existing and former members of the Board of Directors and officers, and their heirs, executors and administrators, out of the assets of the Company from and against all threatened, pending or completed actions, suits or proceedings — whether civil, criminal, administrative or investigative — and all costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or by reason of the fact that he is or was a member of the Board of oder auf Aufforderung der Gesellschaft als Mitglied des Verwaltungsrates, der Geschäftsleitung oder als Arbeitnehmer oder Agent eines anderen Unternehmens, einer anderen Gesellschaft, einer nicht-rechtsfähigen Personengesellschaft oder eines Trusts sind oder waren. Diese Pflicht zur Schadloshaltung besteht nicht, soweit in einem endgültigen, nicht weiterziehbaren Entscheid eines zuständigen Gerichts bzw. einer zuständigen Verwaltungsbehörde entschieden worden ist, dass eine der genannten Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.

Director or officer of the Company, or while serving as a member of the Board of Director or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the Board of Director or officer.

	4	Ohne den vorangehenden Absatz 3 dieses Artikels 24 einzuschränken, bevorschusst die Gesellschaft Mitgliedern des Verwaltungsrates und der Geschäftsleitung Gerichts- und Anwaltskosten. Die Gesellschaft kann solche Vorschüsse zurückfordern, wenn ein zuständiges Gericht oder eine zuständige Verwaltungsbehörde in einem endgültigen, nicht weiterziehbaren Urteil bzw. Entscheid zum Schluss kommt, dass eine der genannten Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.		4

Without limiting the foregoing paragraph 3 of this Article 24, the Company shall advance court costs and attorneys’ fees to the existing and former members of the Board of Directors and officers.  The Company may however recover such advanced costs if any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a Director of officer.

		Artikel 25			Article 25

Befugnisse des Verwaltungs-rates	1	Der Verwaltungsrat hat die in Artikel 716a OR statuierten unübertragbaren und unentziehbaren Aufgaben, insbesondere: (a) die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen; (b) die Festlegung der Organisation; und (c) die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und	Specific Powers of the Board	1

The Board of Directors has the non-delegable and inalienable duties as specified in Article 716a CO, in particular:

(a)                        the ultimate direction of the business of the Company and the issuance of the required directives;

(b)                       the determination of the organization of the Company; and

(c)                        the ultimate supervision of the persons entrusted

		Weisungen.			with management duties, in particular with regard to compliance with law, these Articles of Association, regulations and directives.

	2	Der Verwaltungsrat kann überdies in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz oder Statuten der Generalversammlung zugeteilt sind.		2	In addition, the Board of Directors may pass resolutions with respect to all matters that are not reserved to the General Meeting of Shareholders by law or under these Articles of Association.

	3	Der Verwaltungsrat kann Beteiligungspläne der Gesellschaft der Generalversammlung zur Genehmigung vorlegen.		3	The Board of Directors may submit benefit or incentive plans of the Company to the General Meeting of Shareholders for approval.

		Artikel 26			Article 26

Übertragung von Befugnissen

Der Verwaltungsrat kann unter Vorbehalt von Artikel 25 Abs. 1 dieser Statuten sowie der Vorschriften des OR die Geschäftsführung nach Massgabe eines Organisationsreglements ganz oder teilweise an eines oder mehrere seiner Mitglieder, an einen oder mehrere Ausschüsse des Verwaltungsrates oder an Dritte übertragen.

			Delegation of Powers

Subject to Article 25 para. 1 of these Articles of Association and the applicable provisions of the CO, the Board of Directors may delegate the management of the Company in whole or in part to individual directors, one or more committees of the Board of Directors or to persons other than Directors pursuant to organizational regulations.

		Artikel 27			Article 27

Sitzungen des Verwaltungsrats	1	Sofern das vom Verwaltungsrat erlassene Organisationsreglement nichts anderes festlegt, ist zur gültigen Beschlussfassung über Geschäfte des Verwaltungsrates die Anwesenheit einer Mehrheit der Mitglieder des gesamten Verwaltungsrates notwendig. Kein Präsenzquorum ist erforderlich für die Statutenanpassungs- und Feststellungsbeschlüsse des Verwaltungsrates im Zusammenhang mit Kapitalerhöhungen.	Meeting of the Board of Directors	1

Except as otherwise set forth in organizational regulations of the Board of Directors, the attendance quorum necessary for the transaction of the business of the Board of Directors shall be a majority of the whole Board of Directors.  No attendance quorum shall be required for resolutions of the Board of Directors providing for the confirmation of a capital increase or for the amendment of the Articles of Association in connection therewith.

	2	Der Verwaltungsrat fasst seine Beschlüsse mit einer Mehrheit der von den anwesenden Verwaltungsräten abgegebenen Stimmen, vorausgesetzt, das Präsenzquorum von Absatz 1 dieses Artikels 27 ist erfüllt.		2

The Board of Directors shall pass its resolutions with the majority of the votes cast by the Directors present at a meeting at which the attendance quorum of para. 1 of this Article 27 is satisfied.  The Chairman shall have no casting

		Der Vorsitzende hat bei Stimmengleichheit keinen Stichentscheid.			vote.

		Artikel 28			Article 28

Zeichnungs-berechtigung		Die rechtsverbindliche Vertretung der Gesellschaft durch Mitglieder des Verwaltungsrates und durch Dritte wird in einem Organisationsreglement festgelegt.	Signature Power		The due and valid representation of the Company by members of the Board of Directors and other persons shall be set forth in organizational regulations.

		C. Revisionsstelle			C. Auditor

		Artikel 29			Article 29

Amtsdauer, Befugnisse und Pflichten	1	Die Revisionsstelle wird von der Generalversammlung gewählt und es obliegen ihr die vom Gesetz zugewiesenen Befugnisse und Pflichten.	Term, Powers and Duties	1	The Auditor shall be elected by the General Meeting of Shareholders and shall have the powers and duties vested in it by law.

	2	Die Amtsdauer der Revisionsstelle beträgt ein Jahr, beginnend am Tage der Wahl an einer ordentlichen Generalversammlung und endend am Tage der nächsten ordentlichen Generalversammlung.		2

The term of office of the Auditor shall be one year, commencing on the day of election at an Annual General Meeting of Shareholders and terminating on the day of the next Annual General Meeting of Shareholders.

		Abschnitt 4: Jahresrechnung, Konzernrechnung und Gewinnverteilung			Section 4: Annual Statutory Financial Statements, Consolidated Financial Statements and Profit Allocation

		Artikel 30			Article 30

Geschäftsjahr		Der Verwaltungsrat legt das Geschäftsjahr fest.	Fiscal Year		The Board of Directors determines the fiscal year.

		Artikel 31			Article 31

Verteilung des Bilanzgewinns, Reserven	1	Über den Bilanzgewinn verfügt die Generalversammlung im Rahmen der anwendbaren gesetzlichen Vorschriften. Der Verwaltungsrat unterbreitet ihr seine Vorschläge.	Allocation of Profit Shown on the Annual Statutory Balance Sheet,	1

The profit shown on the Annual Statutory Balance Sheet shall be allocated by the General Meeting of Shareholders in accordance with applicable law.  The Board of Directors shall submit its proposals to the General Meeting of Shareholders.

			Reserves

	2	Neben der gesetzlichen Reserve können weitere Reserven geschaffen werden.		2	Further reserves may be taken in addition to the reserves required by law.

	3	Dividenden, welche nicht innerhalb von fünf Jahren nach ihrem Auszahlungsdatum bezogen werden, fallen an die Gesellschaft und werden in die allgemeinen gesetzlichen Reserven verbucht.		3	Dividends that have not been collected within five years after their payment date shall enure to the Company and be allocated to the general statutory reserves.

		Abschnitt 5: Auflösung und Liquidation			Section 5: Winding-up and Liquidation

		Artikel 32			Article 32

Auflösung und Liquidation	1	Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.	Winding-up and Liquidation	1	The General Meeting of Shareholders may at any time resolve on the winding-up and liquidation of the Company pursuant to applicable law and the provisions set forth in these Articles of Association.

	2	Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.		2	The liquidation shall be effected by the Board of Directors, unless the General Meeting of Shareholders shall appoint other persons as liquidators.

	3	Die Liquidation der Gesellschaft erfolgt nach Massgabe der gesetzlichen Vorschriften.		3	The liquidation of the Company shall be effectuated pursuant to the statutory provisions.

	4	Nach erfolgter Tilgung der Schulden wird das Vermögen unter die Aktionäre nach Massgabe der eingezahlten Beträge verteilt, soweit diese Statuten nichts anderes vorsehen.		4	Upon discharge of all liabilities, the assets of the Company shall be distributed to the shareholders pursuant to the amounts paid in, unless these Articles of Association provide otherwise.

		Abschnitt 6: Bekanntmachungen, Mitteilungen			Section 6: Announcements, Communications

		Artikel 33			Article 33

Bekannt-machungen, Mitteilungen	1	Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.	Announcements, Communications	1	The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.

2

Soweit keine individuelle Benachrichtigung durch das Gesetz, börsengesetzliche Bestimmungen oder diese Statuten verlangt wird, gelten sämtliche Mitteilungen an die Aktionäre als gültig erfolgt, wenn sie im Schweizerischen Handelsamtsblatt veröffentlicht worden sind. Schriftliche Bekanntmachungen der Gesellschaft an die Aktionäre werden auf dem ordentlichen Postweg an die letzte im Aktienbuch verzeichnete Adresse des Aktionärs oder des bevollmächtigten Empfängers geschickt. Finanzinstitute, welche Aktien für wirtschaftlich Berechtigte halten und als solches im Aktienbuch eingetragen sind, gelten als bevollmächtigte Empfänger.

2

To the extent that individual notification is not required by law, stock exchange regulations or these Articles of Association, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce.  Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholder or authorized recipient recorded in the share register.  Financial institutions holding Shares for beneficial owners and recorded in such capacity in the share register shall be deemed to be authorized recipients.

		Abschnitt 7: Verbindlicher Originaltext			Section 7: Original Language

		Artikel 34			Article 34

Verbindlicher Originaltext		Falls sich zwischen der deutschen und englischen Fassung dieser Statuten Differenzen ergeben, hat die deutsche Fassung Vorrang.	Original Language		In the event of deviations between the German and English version of these Articles of Association, the German text shall prevail.

		Abschnitt 8: Definitionen			Section 8: Definitions

		Artikel 35			Article 35

Aktie(n)	1	Der Begriff Aktie(n) hat die in Artikel 4 dieser Statuten aufgeführte Bedeutung.	Share(s)	1	The term Share(s) has the meaning assigned to it in Article 4 of these Articles of Association.

Eigentümer	2	Eigentümer(in), unter Einschluss der Begriffe Eigentum, halten, gehalten, Eigentümerschaft oder ähnlicher Begriffe, bedeutet, wenn verwendet mit Bezug auf Aktien, jede Person, welche allein oder zusammen mit oder über Nahestehende Gesellschaften oder Nahestehende Personen:	Owner	2	Owner, including the terms Own, Owned and Ownership when used with respect to any Shares means a Person that individually or with or through any of its Affiliates or Associates:

		(a) wirtschaftliche Eigentümerin dieser Aktien ist, ob direkt oder indirekt;			(a) beneficially Owns such Shares, directly or indirectly;

(b)             (1) das Recht hat, aufgrund eines Vertrags, einer Absprache oder einer anderen Vereinbarung, oder aufgrund der Ausübung eines Wandel-, Tausch-, Bezugs- oder Optionsrechts oder anderweitig Aktien zu erwerben (unabhängig davon, ob dieses Recht sofort ausübbar ist oder nur nach einer gewissen Zeit); vorausgesetzt, dass eine Person nicht als Eigentümerin derjenigen Aktien gelten soll, die im Rahmen eines Übernahme- oder Umtauschangebots, das diese Person oder eine dieser Person Nahestehende Gesellschaft oder Nahestehende Person eingeleitet hat, angedient werden, bis diese Aktien zum Kauf oder Tausch akzeptiert werden; oder (2) das Recht hat, die Stimmrechte dieser Aktien aufgrund eines Vertrags, einer Absprache oder einer anderen Vereinbarung auszuüben; vorausgesetzt, dass eine Person nicht als Eigentümerin von Aktien gilt infolge des Rechts, das Stimmrecht auszuüben, soweit der diesbezügliche Vertrag, die diesbezügliche Absprache oder die diesbezügliche andere Vereinbarung nur aufgrund einer widerruflichen Vollmacht (proxy) oder Zustimmung zustande gekommen ist, und diese Vollmacht (proxy) oder Zustimmung in Erwiderung auf eine an 10 oder mehr Personen gemachte diesbezügliche Aufforderung ergangen ist; oder

(b)                       has (1) the right to acquire such Shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Owner of Shares tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Shares are accepted for purchase or exchange; or (2) the right to vote such Shares pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Owner of any Shares because of such Person’s right to vote such Shares if the agreement, arrangement or understanding to vote such Shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or

(c)              zwecks Erwerbs, Haltens, Stimmrechtsausübung (mit Ausnahme der Stimmrechtsausübung aufgrund einer widerruflichen Vollmacht (proxy) oder Zustimmung wie in Artikel 35 Abs. 2(b)(ii)(2) umschrieben) oder Veräusserung dieser Aktien mit einer anderen Person in einen Vertrag, eine Absprache oder eine andere Vereinbarung getreten ist, die direkt oder indirekt entweder selbst oder über ihr Nahestehende Gesellschaften oder Nahestehende Personen wirtschaftlich Eigentümerin dieser Aktien ist.

(c)                        has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in Article 35 para. 2(b)(ii)(2)), or disposing of such Shares with any other Person that beneficially Owns, or whose Affiliates or Associates beneficially Own, directly or indirectly, such Shares.

Gesellschaft	3	Der Begriff Gesellschaft hat die in Artikel 1 dieser Statuten aufgeführte Bedeutung.	Company	3	The term Company has the meaning assigned to it in Article 1 of these Articles of Association.

Kontrolle	4

Kontrolle, einschliesslich die Begriffe kontrollierend, kontrolliert von und unter gemeinsamer Kontrolle mit, bedeutet die Möglichkeit, direkt oder indirekt auf die Geschäftsführung und die Geschäftspolitik einer Person Einfluss zu nehmen, sei es aufgrund des Haltens von Stimmrechten, eines Vertrags oder auf andere Weise. Eine Person, welche 20% oder mehr der ausgegebenen oder ausstehenden Stimmrechte einer Kapitalgesellschaft, rechts- oder nicht-rechtsfähigen Personengesellschaft oder eines anderen Rechtsträgers hält, hat mangels Nachweises des Gegenteils unter Anwendung des Beweismasses der überwiegenden Wahrscheinlichkeit der Beweismittel vermutungsweise Kontrolle über einen solchen Rechtsträger. Ungeachtet des Voranstehenden gilt diese Vermutung der Kontrolle nicht, wenn eine Person in Treu und Glauben und nicht zur Umgehung dieser Bestimmung Stimmrechte als Stellvertreter (agent), Bank, Börsenmakler (broker), Nominee, Depotbank (custodian) oder Treuhänder (trustee) für einen oder mehrere Eigentümer hält, die für sich allein oder zusammen als Gruppe keine Kontrolle über den betreffenden Rechtsträger haben.

			Control	4

Control, including the terms controlling, controlled by and under common control with, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the Ownership of voting shares, by contract, or otherwise.  A Person who is the Owner of 20% or more of the issued or outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more Owners who do not individually or as a group have control of such entity.

Nahestehender Aktionär	5

Nahestehender Aktionär bedeutet jede Person (unter Ausschluss der Gesellschaft oder jeder direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird), (i) die Eigentümerin von 15% oder mehr der ausgegebenen Aktien ist, oder (ii) die als Nahestehende Gesellschaft oder Nahestehende Person anzusehen ist und irgendwann in den drei unmittelbar vorangehenden Jahren vor dem Zeitpunkt, zu dem bestimmt werden muss, ob diese Person ein Nahestehender Aktionär ist, Eigentümerin von 15% oder mehr der ausgegebenen Stimmrechte gewesen ist, ebenso wie jede Nahestehende Gesellschaft und Nahestehende Person dieser Person; vorausgesetzt, dass eine Person nicht als Nahestehender Aktionär gilt, die aufgrund von Handlungen, die ausschliesslich der Gesellschaft zuzurechnen sind, Eigentümerin von Aktien in Überschreitung der 15%-Beschränkung ist; wobei jedoch jede solche Person dann als Nahestehender Aktionär gilt, falls sie später zusätzliche Aktien erwirbt, ausser dieser Erwerb erfolgt aufgrund von weiteren Gesellschaftshandlungen, die weder direkt noch indirekt von dieser Person beeinflusst werden. Zur Bestimmung, ob eine Person ein Nahestehender Aktionär ist, sind die als ausgegeben geltenden Aktien unter Einschluss der von dieser Person gehaltenen Aktien (unter Anwendung des Begriffs “gehalten” wie in Artikel 35 Abs. 2 dieser Statuten definiert) zu berechnen, jedoch unter Ausschluss von nichtausgegebenen Aktien, die aufgrund eines Vertrags, einer Absprache oder einer anderen Vereinbarung, oder aufgrund der Ausübung eines Wandel-, Bezugs- oder Optionsrechts oder anderweitig ausgegeben werden können;

		Interested Shareholder	5

Interested Shareholder means any Person (other than the Company or any direct or indirect majority-Owned subsidiary of the Company) (i) that is the Owner of 15% or more of the issued Shares of the Company or (ii) that is an Affiliate or Associate of the Company and was the Owner of 15% or more of the issued Shares at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Shareholder, and also the Affiliates and Associates of such Person; provided, however, that the term Interested Shareholder shall not include any Person whose Ownership of Shares in excess of the 15% limitation is the result of action taken solely by the Company; provided that such Person shall be an Interested Shareholder if thereafter such Person acquires additional Shares, except as a result of further corporate action not caused, directly or indirectly, by such Person.  For the purpose of determining whether a Person is an Interested Shareholder, the Shares deemed to be in issue shall include Shares deemed to be Owned by the Person (through the application of the definition of Owner in Article 35 para. 2 of these Articles of Association) but shall not include any other unissued Shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

Nahestehende Gesellschaft	6	Nahestehende Gesellschaft bedeutet jede Person, die direkt oder indirekt über eine oder mehrere Mittelspersonen eine andere Person kontrolliert, von einer anderen Person kontrolliert wird, oder unter gemeineinsamer Kontrolle mit einer anderen Person steht.	Affiliate	6	Affiliate means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

Nahestehende Person	7

Nahestehende Person bedeutet, wenn verwendet zur Bezeichnung einer Beziehung zu einer Person, (i) jede Kapitalgesellschaft, rechts- oder nicht-rechtsfähige Personengesellschaft oder ein anderer Rechtsträger, von welcher diese Person Mitglied des Leitungs- oder Verwaltungsorgans, der Geschäftsleitung oder Gesellschafter ist oder von welcher diese Person, direkt oder indirekt, Eigentümerin von 20% oder mehr einer Kategorie von Aktien oder anderer Anteilsrechte ist, die ein Stimmrecht vermitteln, (ii) jedes Treuhandvermögen (Trust) oder jede andere Vermögenseinheit, an der diese Person wirtschaftlich einen Anteil von 20% oder mehr hält oder in Bezug auf welche diese Person als Verwalter (trustee) oder in ähnlich treuhändischer Funktion tätig ist, und (iii) jeder Verwandte, Ehe- oder Lebenspartner dieser Person, oder jede Verwandte des Ehe- oder Lebenspartners, jeweils soweit diese den gleichen Wohnsitz haben wie diese Person.

			Associate	7

Associate, when used to indicate a relationship with any Person, means (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the Owner of 20% or more of any class of voting shares, (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

OR	8	Der Begriff OR hat die in Artikel 14 Abs. 2 dieser Statuten aufgeführte Bedeutung.	CO	8	The term CO has the meaning assigned to it in Article 14 para. 2 of these Articles of Association.

Person	9	Person bedeutet jede natürliche Person, Kapitalgesellschaft, rechts- oder nicht-rechtsfähige Personengesellschaft oder jeder andere Rechtsträger;	Person	9	Person means any individual, corporation, partnership, unincorporated association or other entity.

Rechte	10	Der Begriff Rechte hat die in Artikel 6 Abs. 1 dieser Statuten aufgeführte Bedeutung.	Rights	10	The term Rights has the meaning assigned to it in Article 6 para. 1 of these Articles of Association.

Mit Rechten verbundenen Obligationen	11	Der Begriff mit Rechten verbundenen Obligationen hat die in Artikel 6 Abs. 1 dieser Statuten aufgeführte Bedeutung.	Rights-Bearing Obligations	11	The term Rights-Bearing Obligations has the meaning assigned to it in Article 6 para. 1 of these Articles of Association.

SEC	12	Der Begriff SEC hat die in Artikel 12 Abs. 2 dieser Statuten aufgeführte Bedeutung.	SEC	12	The term SEC has the meaning assigned to it in Article 12 para. 2 of these Articles of Association.

Transfer Agent	13	Der Begriff Transfer Agent hat die in Artikel 8 Abs. 3 dieser Statuten aufgeführte Bedeutung.	Transfer Agent	13	The term Transfer Agent has the meaning assigned to it in Article 8 para. 3 of these Articles of Association.

Zusammenschluss	14	Zusammenschluss bedeutet, wenn im Rahmen dieser Statuten in Bezug auf die Gesellschaft oder einen Nahestehenden Aktionär der Gesellschaft verwendet:	Business Combination	14	Business Combination, when used in these Articles of Association in reference to the Company and any Interested Shareholder of the Company, means:

(a)                    Jede Fusion oder andere Form des Zusammenschlusses der Gesellschaft oder einer direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, mit (1) dem Nahestehenden Aktionär oder (2) einer anderen Kapitalgesellschaft, rechts- oder nicht-rechtsfähigen Personengesellschaft oder einem anderen Rechtsträger, soweit diese Fusion oder andere Form des Zusammenschlusses durch den Nahestehenden Aktionär verursacht worden ist und als Folge dieser Fusion oder anderen Form des Zusammenschlusses Artikel 19(f) und Artikel 20 Abs. 3 dieser Statuten (sowie jede der dazu gehörigen Definition in Artikel 35 dieser Statuten) oder im Wesentlichen gleiche Bestimmungen wie Artikel 19(f), Artikel 20 Abs. 3 (und die dazugehörigen Definitionen in Artikel 35 dieser Statuten auf den überlebenden Rechtsträger) nicht anwendbar sind;

(a)                        Any merger or consolidation of the Company or any direct or indirect majority-Owned subsidiary of the Company with (1) the Interested Shareholder or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder and as a result of such merger or consolidation Article 19(f) and Article 20 para. 3 of these Articles of Association (including the relevant definitions in Article 35 of these Articles of Association pertaining thereto) or a provision substantially the same as such Article 19(f) and Article 20 para. 3 (including the relevant definitions in Article 35) are not applicable to the surviving entity;

(b)                   jeder Verkauf, Vermietung oder Verpachtung, hypothekarische Belastung oder andere Verpfändung, Übertragung oder andere Verfügung (ob in einer oder mehreren Transaktionen), einschliesslich im Rahmen eines Tauschs, von Vermögenswerten der Gesellschaft oder einer direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, an einen Nahestehenden Aktionär (ausser soweit der Zuerwerb unter einer der genannten Transaktionen proportional als Aktionär erfolgt), soweit diese Vermögenswerte einen Marktwert von 10% oder mehr entweder des auf konsolidierter Basis aggregierten Marktwertes aller Vermögenswerte der Gesellschaft oder des aggregierten Marktwertes aller dann ausgegebenen Aktien haben, unabhängig davon, ob eine dieser Transaktionen Teil einer Auflösung der Gesellschaft ist oder nicht;

(b)                       any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-Owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the Shares then in issue;

(c)                    jede Transaktion, die dazu führt, dass die Gesellschaft oder eine direkte oder indirekte Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, Aktien oder Tochtergesellschafts-Aktien an den Nahestehenden Aktionär ausgibt oder überträgt, es sei denn (1) aufgrund der Ausübung, des Tauschs oder der Wandlung von Finanzmarktinstrumenten, die in Aktien oder Aktien einer direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, ausgeübt, getauscht oder gewandelt werden können, vorausgesetzt, die betreffenden Finanzmarktinstrumente waren zum Zeitpunkt, in dem der Nahestehende Aktionär zu einem solchem wurde, bereits ausgegeben; (2) als Dividende oder Ausschüttung an alle Aktionäre, oder aufgrund der Ausübung, des Tauschs oder der

(c)                        any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-Owned subsidiary of the Company of any Shares or shares of such subsidiary to the Interested Shareholder, except (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Shares or the shares of a direct or indirect majority-Owned subsidiary of the Company which securities were in issue prior to the time that the Interested Shareholder became such; (2) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Shares or the shares of a direct or indirect majority-Owned subsidiary of

Wandlung von Finanzmarktinstrumenten, die in Aktien oder Aktien einer direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, ausgeübt, getauscht oder gewandelt werden können, vorausgesetzt, diese Finanzinstrumente werden allen Aktionäre anteilsmässig ausgegeben, nachdem der Nahestehende Aktionär zu einem solchem wurde; (3) gemäss einem Umtauschangebot der Gesellschaft, Aktien von allen Aktionären zu den gleichen Bedingungen zu erwerben; oder (4) aufgrund der Ausgabe oder der Übertragung von Aktien durch die Gesellschaft; vorausgesetzt, dass in keinem der unter (2) bis (4) genannten Fällen der proportionale Anteil des Nahestehenden Aktionärs an den Aktien erhöht werden darf;

the Company which security is distributed, pro rata, to all shareholders subsequent to the time the Interested Shareholder became such; (3) pursuant to an exchange offer by the Company to purchase Shares made on the same terms to all holders of said Shares; or (4) any issuance or transfer of Shares by the Company; provided, however, that in no case under (2)—(4) above shall there be an increase in the Interested Shareholder’s proportionate interest in the Shares;

(d)                   jede Transaktion, in welche die Gesellschaft oder eine direkte oder indirekte Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, involviert ist, und die direkt oder indirekt dazu führt, dass der proportionale Anteil der vom Nahestehenden Aktionär gehaltenen Aktien, in Aktien wandelbare Obligationen oder Tochtergesellschafts-Aktien erhöht wird, ausser eine solche Erhöhung ist nur unwesentlich und die Folge eines Spitzenausgleichs für Fraktionen oder eines Rückkaufs oder einer Rücknahme von Aktien, soweit diese(r) weder direkt noch indirekt durch den Nahestehenden Aktionär verursacht wurde; oder

(d)                       any transaction involving the Company or any direct or indirect majority-Owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate interest in the Shares, or securities convertible into the Shares, or in the shares of any such subsidiary which is Owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any Shares not caused, directly or indirectly, by the Interested Shareholder; or

(e)              jede direkte oder indirekte Gewährung von Darlehen, Vorschüssen, Garantien, Bürgschaften, oder garantieähnlicher Verpflichtungen, Pfändern oder anderen finanziellen Begünstigungen (mit Ausnahme einer solchen, die gemäss den Unterabschnitten (a) — (d) dieses

(e)                        any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (a)—(d) of this

Artikels 35 Abs. 14 ausdrücklich erlaubt ist sowie einer solchen, die proportional an alle Aktionäre erfolgt) durch die oder über die Gesellschaft oder eine direkte oder indirekte Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, an den Nahestehenden Aktionär.

Article 35 para. 14) provided by or through the Company or any direct or indirect majority-Owned subsidiary of the Company.

	Abschnitt 9: Übergangsbestimmungen		Section 9: Transitional Provisions

	Artikel 36		Article 36

Sacheinlage

Die Gesellschaft übernimmt bei der Kapitalerhöhung vom 19. Dezember 2008 von der Transocean Inc. in Grand Cayman, Cayman Islands (Transocean Inc.), gemäss Sacheinlagevertrag per 18. Dezember 2008 (Sacheinlagevertrag) 319’228’632 Aktien (ordinary shares) der Transocean Inc. Diese Aktien werden zu einem Übernahmewert von insgesamt CHF 16’476’107’961.80 übernommen. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft einem Umtauschagenten, handelnd auf Rechnung der Aktionäre der Transocean Inc. im Zeitpunkt unmittelbar vor Vollzug des Sacheinlagevertrages und im Namen und auf Rechnung der Transocean Inc., insgesamt 335’228’632 voll einbezahlte Aktien mit einem Nennwert von insgesamt CHF 5’028’429’480 aus. Die Gesellschaft weist die Differenz zwischen dem totalen Nennwert der ausgegebenen Aktien und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 11’447’678’481.80 den Reserven der Gesellschaft zu.

Contribution in Kind

In connection with the capital increase of December 19, 2008, and in accordance with the contribution in kind agreement as of December 18, 2008 (the Contribution in Kind Agreement), the Company acquires 319,228,632 ordinary shares of Transocean Inc., Grand Cayman, Cayman Islands (Transocean Inc.).  The shares of Transocean Inc. are acquired for a total value of CHF 16,476,107,961.80.  As consideration for this contribution, the Company issues to an exchange agent, acting for the account of the holders of ordinary shares of Transocean Inc. outstanding immediately prior to the completion of the Contribution in Kind Agreement and in the name and the account of Transocean Inc, a total of 335,228,632 fully paid Shares with a total par value of CHF 5,028,429,480.  The difference between the aggregate par value of the issued Shares and the total value of CHF 11,447,678,481.80 is allocated to the reserves of the Company.

Zug, 4. Dezember 2011	Zug, December 4, 2011

Steven L. Newman	Philippe A. Huber